Filed Pursuant to Rule 424(b)(3)
Registration No. 333-261480

PROSPECTUS
Oblong, Inc.
3,000,000 SHARES OF COMMON STOCK
The selling stockholders identified in this prospectus (the “Selling Stockholders”) may, from time to time, offer and resell under this prospectus up to 3,000,000 shares of our common stock, par value $0.0001 per share (“common stock”). The shares of common stock which may be resold under this prospectus consist of 3,000,000 shares of common stock issuable upon exercise of the Company’s Series B Common Stock purchase warrants (the “Series B Warrants”) sold by us in a private placement that closed effective June 28, 2021.
We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares by the Selling Stockholders.
The Selling Stockholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. See “Determination of Offering Price” on page 6 of this prospectus and “Plan of Distribution” beginning on page 10 of this prospectus for more information about how the Selling Stockholders may sell the shares of common stock being registered pursuant to this prospectus. We will pay the expenses incurred in registering the shares, including legal and accounting fees. The Selling Stockholders will pay any brokerage commissions or similar charges incurred for the sale of these shares. See “Plan of Distribution.”
Our common stock is listed on the Nasdaq Capital Market under the symbol “OBLG”. On December 16, 2021 the last reported sale price of our common stock on the Nasdaq Capital Market was $1.15 per share.
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Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” on page 2 of this prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus, each of which describes specific risks and other information that should be considered before you make an investment decision.
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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is December 15, 2021.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS

Unless the context requires otherwise or unless otherwise noted, all references in this prospectus to “our company,” “we,” “our,” “Oblong” and “us” refer to Oblong, Inc. and its subsidiaries, and all references to the “Selling Stockholders” refer to those selling stockholders identified in this prospectus. Also, any reference to “common share” or “common stock” refers to our common stock, $0.0001 par value per share.
This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf registration process, the Selling Stockholders identified herein may sell or otherwise dispose of up to an aggregate of up to 3,000,000 shares of our common stock issuable to them upon exercise of our Series B Warrants.
We urge you to read carefully this prospectus (as supplemented and amended), together with the information incorporated herein by reference as described under the heading “Where You Can Find More Information” before deciding whether to invest in any of the common stock being offered hereby. This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference should be made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”
You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different information, you should not rely on it. Neither we nor the selling stockholders are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus and the documents incorporated by reference herein and therein are accurate only as of the date such information is presented or in any applicable prospectus supplement. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.
This prospectus may be supplemented from time to time to add, update or change information in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus.

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OBLONG, INC.

Oblong was formed as a Delaware corporation in May 2000 and is a provider of patented multi-stream collaboration technologies and managed services for video collaboration and network applications. Oblong’s innovative and patented technologies seek to change the way people work, create, and communicate. Oblong's flagship product, Mezzanine™, is a remote meeting technology platform that offers simultaneous content sharing to achieve situational awareness for both in-room and remote collaborators. Oblong supplies Mezzanine systems to Fortune 500 enterprise customers and is a Cisco Solutions Plus integration partner. Mezzanine™ is a family of turn-key products that enable dynamic and immersive visual collaboration across multi-users, multi-screens, multi-devices, and multi-locations. Mezzanine™ allows multiple people to share, control and arrange content simultaneously, from any location, enabling all participants to see the same content in its entirety at the same time in identical formats, resulting in dramatic enhancements to both in-room and virtual videoconference presentations. Applications include video telepresence, laptop and application sharing, whiteboard sharing and slides. Spatial input allows content to be spread across screens, spanning different walls, scalable to an arbitrary number of displays and interaction with our proprietary wand device. Mezzanine™ substantially enhances day-to-day virtual meetings with technology that accelerates decision making, improves communication, and increases productivity. Mezzanine™ scales up to support the most immersive and commanding innovation centers; across to link labs, conference spaces, and situation rooms; and down for the smallest work groups. Mezzanine’s digital collaboration platform can be sold as delivered systems in various configurations for small teams to total immersion experiences. The family includes the 200 Series (two display screen), 300 Series (three screen) and 600 Series (six screen).
On October 1, 2019, the Company closed an acquisition of all of the outstanding equity interests of Oblong Industries, Inc., a privately held Delaware corporation founded in 2006 (the “Oblong Acquisition”), and on March 6, 2020, the Company changed its name from “Glowpoint, Inc.” to “Oblong, Inc.” Following the completion of the Oblong Acquisition, the formerly separate businesses of Glowpoint and Oblong Industries have been managed by the combined Company separately and involve different products and services. Accordingly, the Company currently operates in two segments: (1) the Glowpoint (now named Oblong) business, which includes managed services for video collaboration and network applications, and (2) the Oblong Industries business, which includes products and services for visual collaboration technologies.
We believe there is a substantial market opportunity for Oblong Industries’ product offerings and services, and we are in the process of transforming our offerings to meet the evolving needs of our customers. As part of the transformation of our business, we are evolving certain aspects of our model by designing and developing software to include subscription-based offerings. Historically, our technology products and services have been developed and consumed in conventional commercial real estate spaces such as conference rooms. As our core collaboration products evolve, we expect to add more contemporary software features along with expanded accessibility beyond commercial spaces through both hybrid and SaaS offerings delivered in the cloud. These initiatives will require significant investment in technology and product development and sales and marketing. We believe additional capital will be required to fund these investments and our operations.

Glowpoint’s business has experienced revenue declines in recent years which we expect to continue. We currently expect to continue operating the Glowpoint business as part of our Company, however, we plan to seek opportunities in the future to divest some or all of Glowpoint’s business.

Our principal executive offices are located at 25587 Conifer Road, Suite 105-231, Conifer, Colorado, 80433 and our telephone number is (303) 640-3838. Our web site address is www.oblong.com.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described in our most recent Annual Report on Form 10-K, as revised or supplemented by our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC since the filing of our most recent Annual Report on Form 10-K, each of which are on file with the SEC and are incorporated by reference in this prospectus. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains statements that are considered forward-looking statements within the meaning of Section 27A of the Securities Act, and its rules and regulations, and Section 21E of the Securities Exchange Act of 1934, as amended, and its rules and regulations (the “Exchange Act”). These forward-looking statements include, but are not limited to, statements about the plans, objectives, expectations and intentions of Oblong. All statements other than statements of current or historical fact contained or incorporated by reference in this prospectus, including statements regarding Oblong’s future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” and similar expressions, as they relate to Oblong, are intended to identify forward-looking statements. These statements are based on Oblong’s current plans, and Oblong’s actual future activities and results of operations may be materially different from those set forth in the forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. Any or all of the forward-looking statements in this prospectus may turn out to be inaccurate. Oblong has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect its financial condition, results of operations, business strategy and financial needs. The forward-looking statements can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and assumptions. There are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including our plans, objectives, expectations and intentions and other factors that are discussed under the section entitled “Part I. Item 1A. Risk Factors” and in our consolidated financial statements and the footnotes thereto for the fiscal year ended December 31, 2020, each included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC on March 30, 2021, as well as under “Part II. Item 1A. Risk Factors” in our Quarterly Reports on Form 10-Q, as updated by Exhibit 99.1 to our Current Report on Form 8-K filed June 28, 2021. Oblong undertakes no obligation to publicly revise these forward-looking statements to reflect events occurring after the date hereof. All subsequent written and oral forward-looking statements attributable to Oblong or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus. Forward-looking statements in this prospectus include, among other things: our ability to meet commercial commitments; our expectations and estimates relating to customer attrition, sales cycles, future revenues, expenses, capital expenditures and cash flows; evolution of our customer solutions and our service platforms; our ability to fund operations and continue as a going concern; expectations regarding adjustments to our cost of revenue and other operating expenses; our ability to finance investments in product development and sales and marketing; our ability to raise capital through sales of additional equity or debt securities and/or loans from financial institutions; our beliefs about employee relations; statements relating to market need, evolution of our solutions and our service platforms; our beliefs about the service offerings of our competitors and our ability to differentiate Oblong’s services; adequacy of our internal controls; statements regarding our information systems and our ability to protect and prevent security breaches; expectations relating to additional patent protection; and beliefs about the strength of our intellectual property, including patents. For additional information regarding known material factors that could cause our actual results to differ materially from our projected results, please see “Risk Factors”. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those summarized below:
•the continued impact of the coronavirus pandemic on our business, including its impact on our customers and other business partners, our ability to conduct operations in the ordinary course, and our ability to obtain capital financing important to our ability to continue as a going concern;
•our ability to continue as a going concern;
•our ability to raise capital in one or more debt and/or equity offerings in order to fund operations or any growth initiatives;
•customer acceptance and demand for our video collaboration services and network applications;
•our ability to compete effectively in the video collaboration services and network services businesses;
•the quality and reliability of our services;
•the prices for our products and services;
•customer renewal rates;
•risks related to the concentration of our customers and the degree to which our sales, now or in the future, depend on certain large client relationships;
•customer acquisition costs;
•actions by our competitors, including price reductions for their competitive services;
•potential federal and state regulatory actions;
•our ability to innovate technologically, and, in particular, our ability to develop next generation Oblong technology;
•our ability to satisfy the standards for continued listing of our common stock on the Nasdaq Capital Market;

•changes in our capital structure and/or stockholder mix;
•the costs, disruption, and diversion of management’s attention associated with campaigns commenced by activist investors; and
•our management’s ability to execute its plans, strategies and objectives for future operations.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the Selling Stockholders. There will be no proceeds to us from the sale of the shares in this offering. In the event the Warrants are exercised for cash, we will receive up to approximately $13.2 million, assuming the initial exercise prices of the Warrants are not adjusted pursuant to their terms. We will use the proceeds received from the exercise of the Warrants, if any, for general corporate purposes.

DETERMINATION OF OFFERING PRICE

This offering is being made solely to allow the Selling Stockholders to offer and sell securities to the public. The Selling Stockholders may offer for resale some or all of the securities included in this prospectus at the time and price that they choose pursuant to the Plan of Distribution. On any given day, the price of our common shares will be based on the market price for our common shares, as quoted on the Nasdaq Capital Market under the symbol “OBLG”.

SELLING STOCKHOLDERS

In accordance with the terms of the securities purchase agreement entered into by the Company and the Selling Stockholders, this prospectus covers the offering and sale, from time to time, by the Selling Stockholders, of up to 3,000,000 shares of common stock issuable upon the exercise of the Series B Warrants following December 31, 2021.
On June 28, 2021, the Company completed a private placement of 3,000,000 Series B Warrants. The Series B Warrants are exercisable for a 3-year term beginning December 31, 2021 at an exercise price of $4.40 per share. The Series B Warrants are subject to adjustment in the event of (i) stock splits and dividends, (ii) subsequent rights offerings, (iii) pro-rata distributions, and (iv) certain fundamental transactions, including but not limited to the sale of the Company, business combinations, and reorganizations. The Series B Warrants do not have any price protection or price reset provisions with respect to future issuances of securities.
In connection with the private placement we entered into a securities purchase agreement with the investors who participated therein. In accordance with the terms of the securities purchase agreement, we are filing this registration statement to register the resale of the shares of common stock underlying the Series B Warrants, all subject to adjustment, without regard to any limitations on the exercise of the Series B Warrants pursuant to their terms.
Although the Company has no knowledge of the current common stock holdings of the Selling Stockholders, set forth below is information, based on the securities issued and sold by the Company to the Selling Stockholders in the Company's June 2021, December 2020, and October 2020 offerings (unless otherwise indicated in the footnotes below), setting forth the name of each Selling Stockholder and the amount and percentage of the Company’s common stock (including common shares that can be acquired on the exercise of outstanding Series B Warrants, the common stock purchase warrants issued in October 2020 (the “October Warrants”), the common stock purchase warrants issued in December 2020 (the “December Warrants”) and the Series A common stock purchase warrants issued in June 2021 (the “Series A Warrants”)) owned by each Selling Stockholder immediately prior to the filing of this prospectus, the common shares to be sold pursuant to this prospectus, and the amount and percentage of common stock to be owned by each Selling Stockholder (including shares that can be acquired on the exercise of outstanding Series B Warrants, October Warrants, December Warrants and Series A Warrants) after the offering contemplated by this prospectus assuming all shares registered hereunder are sold. The footnotes to the table below provide information about persons who have voting and dispositive power for the Selling Stockholders and transactions between the Selling Stockholders and the Company, if any.
The Selling Stockholders may sell all or some of the shares of common stock they are offering and may sell shares of our common stock otherwise than pursuant to this prospectus. The table below assumes that each Selling
Stockholder exercises all of its Series B Warrants and sells all of the common shares issued upon exercise or conversion thereof, and that each Selling Stockholder sells all of the common shares offered by it in offerings pursuant to this prospectus, and does not acquire any additional common shares. In addition, the total number of common shares sold under this prospectus may be adjusted to reflect adjustments due to stock dividends, stock distributions, splits, combinations, and recapitalizations with regard to the common stock underlying the Series B Warrants, as applicable. As a result, we are unable to determine the exact number of common shares that will actually be sold or when or if these sales will occur.
Unless otherwise stated below in the footnotes, to our knowledge, no Selling Stockholder nor any affiliate of such stockholder: (i) has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus; or (ii) is a broker-dealer, or an affiliate of a broker-dealer.
We may amend or supplement this prospectus from time to time in the future to update or change this list and the common shares which may be resold.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering	% of Class(1)	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering	% of Class(1)

Iroquois Capital Investment Group LLC(2)	1,092,732	3.0%	207,225	885,507	2.5%

Iroquois Master Fund Ltd.(3)	1,619,268	4.5%	483,525	1,135,743	3.2%

Newtown Road 130 Holdings LLC(4)	562,500	1.6%	168,750	393,750	1.1%

NY Farms Group Inc(5)	300,000	*	112,500	187,500	*

The Hewlett Fund LP(6)	200,000	*	75,000	125,000	*

Gregory Castelado(7)	312,500	*	75,000	237,500	*

Adlane Realty Co LLC(8)	80,000	*	18,750	61,250	*

JED 2 Associates, LLC(9)	80,000	*	18,750	61,250	*

Richard Molinsky(10)	162,500	*	30,000	132,500	*

Michael A. Silverman(11)	145,000	*	37,500	107,500	*

Stephen A. Renaud(12)	57,000	*	11,250	45,750	*

Globis Capital Partners, L.P.(13)	500,000	1.4%	187,500	312,500	*

Shay Capital LLC(14)	600,000	1.7%	225,000	375,000	1.0%

Brio Capital Master Fund, Ltd.(15)	600,000	1.7%	225,000	375,000	1.0%

Linda Mackay(16)	50,000	*	7,500	42,500	*

Michael Scrobe(17)	50,000	*	7,500	42,500	*

Timothy Tyler Berry(18)	118,000	*	21,750	96,250	*

The Special Equities Opportunity Fund, LLC(19)	2,070,000	5.8%	450,000	1,620,000	4.5%

Alpha Capital Anstalt(20)	2,570,000	7.1%	637,500	1,932,500	5.4%
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*Represents less than 1%

(1)    Based on 35,962,548 shares of common stock issued and outstanding as of December 16, 2021, including shares issuable upon exercise of underlying issued and outstanding warrants.
(2)    Based on the Schedule 13G filed with the SEC by the Selling Stockholder on December 15, 2020. Includes warrants to purchase up to 456,344 shares of our common stock. Richard Abbe is the managing member of Iroquois Capital Investment Group LLC and as such has dispositive control with respect to the securities being offered by such stockholder.
(3)    Based on the Schedule 13G filed with the SEC by the Selling Stockholder on December 15, 2020. Includes warrants to purchase up to 754,656 shares of our common stock. Richard Abbe is the general partner and director of Iroquois Master Fund Ltd. and as such has dispositive control with respect to the securities being offered by such stockholder.
(4)    Include warrants to purchase up to 262,500 shares of our common stock. John Gutfreund is the managing member of Newtown Road 130 Holdings LLC and as such has dispositive control with respect to the securities being offered by such stockholder.

(5)    Includes warrants to purchase up to 150,000 shares of our common stock.
(6)    Includes warrants to purchase up to 100,000 shares of our common stock.
(7)    Includes warrants to purchase up to 137,500 shares of our common stock.
(8)    Includes warrants to purchase up to 35,000 shares of our common stock. Adam Krosser is the managing member of Adlane Realty Co. LLC and as such has dispositive control with respect to the securities being offered by such stockholder.
(9)    Includes warrants to purchase up to 35,000 shares of our common stock. Jordan Bergstein is the managing member of JED 2 Associates, LLC and as such has dispositive control with respect to the securities being offered by such stockholder.
(10)    Includes warrants to purchase up to 67,500 shares of our common stock.
(11)    Includes warrants to purchase up to 65,000 shares of our common stock. Mr. Silverman is an associated person of Katalyst Securities LLC, a registered broker-dealer.
(12)    Includes warrants to purchase up to 24,000 shares of our common stock. Mr. Renaud is an associated person of Katalyst Securities LLC, a registered broker-dealer.
(13)    Includes warrants to purchase up to 250,000 shares of our common stock.
(14)    Includes warrants to purchase up to 300,000 shares of our common stock.
(15)    Includes warrants to purchase up to 300,000 shares of our common stock.
(16)    Includes warrants to purchase up to 20,000 shares of our common stock. Ms. Mackay is an associated person of Bradley Woods & Co Ltd., a registered broker-dealer.
(17)    Includes warrants to purchase up to 20,000 shares of our common stock. Mr. Scrobe is an associated person of Bradley Woods & Co Ltd., a registered broker-dealer.
(18)    Includes warrants to purchase up to 49,000 shares of our common stock. Mr. Berry is an associated person of Bradley Woods & Co Ltd., a registered broker-dealer.
(19)    Includes warrants to purchase up to 890,000 shares of our common stock. The stockholder is an affiliate of Bradley Woods & Co Ltd., a registered broker-dealer. Jonathan Schechter has dispositive control with respect to the securities being offered the stockholder.
(20)    Includes warrants to purchase up to 1,140,000 shares of our common stock. Konrad Ackerman and Nicola Feuerstein have dispositive control with respect to the securities being offered by such stockholder.

PLAN OF DISTRIBUTION

Each Selling Stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are then traded, or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:
•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•an exchange distribution in accordance with the rules of the applicable exchange;
•privately negotiated transactions;
•settlement of short sales;
•in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;
•through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•a combination of any such methods of sale; or
•any other method permitted pursuant to applicable law.
The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.
Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.
In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.
The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.
We have agreed to keep this prospectus effective until the earlier of the date that all securities covered by this prospectus (i) have been sold, hereunder or pursuant to Rule 144, or (ii) may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF SECURITIES TO BE REGISTERED

The following summary description of our common stock is based on the applicable provisions of the General Corporation Law of the State of Delaware, or DGCL, and on the provisions of our certificate of incorporation, as amended, and our amended and restated bylaws, and is qualified entirely by reference to the applicable provisions of the DGCL, our certificate of incorporation, and our bylaws. For information on how to obtain copies of such documents, please refer to the heading “Where You Can Find More Information” in this prospectus.
Common Stock
The holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. There are no cumulative voting rights, so the holders of a majority of the outstanding shares have the ability to elect all of the directors. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably any dividends that may be declared from time to time by our board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and shares of common stock to be issued upon any exercise of Series B Warrants will be fully paid and nonassessable.
As of December 17, 2021, of the 150,000,000 shares of common stock currently authorized, there are approximately 30,816,048 shares of common stock issued and outstanding and an aggregate of approximately 8,096,404 additional shares reserved for issuance in connection with (i) awards outstanding to acquire approximately 436,404 shares of common stock, which include (but are not limited to) awards issued under our 2007 Stock Incentive Plan and our 2014 Equity Incentive Plan and our 2019 Equity Incentive Plan, (ii) 2,513,500 shares of common stock reserved for issuance in connection with future awards under our 2019 Equity Incentive Plan, (iii) 3,000,000 shares of common stock issuable upon exercise of the Series B Warrants, (iv) 521,500 shares of common stock issuable upon exercise of the October Warrants, (v) 625,000 shares of common stock issuable upon exercise of the December Warrants and (vi) 1,000,000 shares of common stock issuable upon exercise of the Series A Warrants.
Preferred Stock

Our board of directors has the authority, without action by our stockholders, to designate and issue up to 5,000,000 shares of preferred stock in one or more series, and to fix for each series voting rights, if any, designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions as provided in a resolution or resolutions adopted by our board of directors. As of December 17, 2021, no shares of preferred stock are outstanding. Prior to the issuance of shares of each series, our board of directors is required by the DGCL and our certificate of incorporation, as amended, to adopt resolutions and file a certificate of designation with the Secretary of State of the State of Delaware. The certificate of designation fixes for each class or series the designations, powers, preferences, rights, qualifications, limitations and restrictions, which may include, among other terms, one or more of the following:

•the number of shares constituting each class or series;
•voting rights;
•rights and terms of redemption, including sinking fund provisions;
•dividend rights and rates;
•dissolution;
•terms concerning the distribution of assets;
•conversion or exchange terms;
•redemption prices; and
•liquidation preferences.

Warrants
The selling stockholders may, from time to time, offer and resell under this prospectus up to 3,000,000 shares of our common stock issuable upon the exercise of the Series B Warrants following December 31, 2021.
The Series B Warrants were issued by the Company in connection with a private placement effective as of June 28, 2021. The Series B Warrants are exercisable for a 3-year term beginning December 31, 2021 at an initial exercise price of $4.40 per share. The Series B Warrants are subject to adjustment in the event of (i) stock splits and dividends, (ii) subsequent rights offerings, (iii) pro-rata distributions, and (iv) certain fundamental transactions, including but not limited to the sale of the Company, business combinations, and reorganizations. The Series B Warrants do not have any price protection or price reset provisions with respect to future issuances of securities.
The above description of the Series B Warrants is only a summary and does not purport to be complete and is qualified in its entirety by reference to the full text of the Form of Series B Common Stock Purchase Warrant governing the Series B Warrants, a copy of which is filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on June 28, 2021.
Anti-Takeover Effect
Provisions of our certificate of incorporation and bylaws could make the acquisition of our Company through a tender offer, a proxy contest or other means more difficult and could make the removal of incumbent officers and directors more difficult. We expect these provisions to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our Company to first negotiate with our board of directors. We believe that the benefits provided by our ability to negotiate with the proponent of an unfriendly or unsolicited proposal outweigh the disadvantages of discouraging these proposals. We believe the negotiation of an unfriendly or unsolicited proposal could result in an improvement of its terms.
Our certificate of incorporation authorizes the issuance of up to 5,000,000 shares of preferred stock, par value $0.0001 per share. Our board of directors has the authority, without the further approval of the stockholders, to issue and determine the rights and preference of any series of preferred stock. Our board of directors could issue one or more series of preferred stock with voting, conversion, dividend, liquidation or other rights that would adversely affect the voting power and ownership interest of holders of common stock. This authority may have the effect of deterring hostile takeovers, delaying or preventing change in control, and discouraging bids for our common stock at a premium over market price.
Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board of directors. At an annual meeting, stockholders may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors. Stockholders may also consider a proposal or nomination by a person who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our Secretary timely written notice, in proper form, of his or her intention to bring that business before the meeting. The bylaws do not give our board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting of the stockholders. However, our bylaws may have the effect of precluding the conduct of business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our Company.
Under Delaware law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws. Our bylaws authorize the Chairman of our board of directors or a majority of our board of directors to call a special meeting of stockholders. Further, our certificate of incorporation and bylaws do not permit our stockholders to act by written consent. As a result, any action to be effected by our stockholders must be effected at a duly called annual or special meeting of the stockholders. Because our stockholders do not have the right to call a special meeting, stockholders could not force stockholder consideration of a proposal over the opposition of our board of directors by calling a special meeting of stockholders prior to such time as a majority of our board of directors believed or the Chairman of our board of directors believed the matter should be considered or until the next annual meeting provided that the requestor met the notice requirements. The restriction on the ability of stockholders to call a special meeting means that a proposal to replace the board also could be delayed until the next annual meeting.

Anti-takeover Effects of Delaware Law Provisions

Section 203 of the Delaware General Corporation Law contains provisions that may make the acquisition of control of us by means of a tender offer, open market purchase, proxy fight or otherwise, more difficult. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Section 203 defines a “business combination” as a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. Section 203 defines an “interested stockholder” as a person who, together with affiliates and associates, owns, or, in some cases, within three years prior, did own, 15 percent or more of the corporation’s voting stock. Under Section 203, a business combination between us and an interested stockholder is prohibited unless:
•our Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder prior to the date the person attained the status;
•upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, shares owned by persons who are directors and also officers and issued employee stock plans, under which employee participants do not have the right to determine confidentiality whether shares held under the plan will be tendered in a tender or exchange offer; or
•the business combination is approved by our Board of Directors on or subsequent to the date the person became an interested stockholder and authorized at an annual or special meeting of the stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.
Transfer Agent and Registrar
The Transfer Agent and Registrar for the common stock is American Stock Transfer & Trust Company, LLC, New York, New York.
Trading
Our common stock is traded on the Nasdaq Capital Market under the symbol “OBLG”.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Arnold & Porter Kaye Scholer LLP, Denver, Colorado.

EXPERTS

The consolidated balance sheets of Oblong, Inc. (the "Company") as of December 31, 2020 and 2019 and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years then ended have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report which is incorporated herein by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 30, 2021. Such report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern. Such financial statements have been incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public from commercial document retrieval services and on the website maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning us also may be inspected at the offices of the Financial Industry Regulatory Authority, Inc., Listing Section, 1735 K Street, Washington, D.C. 20006. You may also obtain free copies of the documents that we file with the SEC by going to the Investors section of our website, www.oblong.com. The information provided on our website is not part of this prospectus, and therefore is not incorporated herein by reference.
We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s internet website.
The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. Any information incorporated by reference into this prospectus is considered to be part of this prospectus from the date we file that document. We incorporate by reference the following information or documents that we have filed with the SEC (Commission File No. 001-35376) which shall not include, in each case, documents, or information deemed to have been furnished and not filed in accordance with SEC rules:
•our Annual Report on Form 10-K (File No. 001-35376) for the year ended December 31, 2020, filed with the SEC on March 30, 2021;
•our definitive proxy statement on Schedule 14A (File No. 001-35376), filed with the SEC on November 16, 2021;
•our Quarterly Report on Form 10-Q (File No. 001-35376) for the three months ended March 31, 2021, filed with the SEC on May 13, 2021;
•our Quarterly Report on Form 10-Q (File No. 001-35376) for the three and six months ended June 30, 2021, filed with the SEC on August 11, 2021;
•our Quarterly Report on Form 10-Q (File No. 001-35376) for the three and nine months ended September 30, 2021, filed with the SEC on November 10, 2021;
•our Current Reports on Form 8-K (File No. 001-35376) filed with the SEC on February 2, 2021, June 28, 2021, June 30, 2021, and August 11, 2021; and

•the description of our common stock set forth in our Registration Statement on Form 8-A12B filed with the SEC on February 11, 2021, and any amendment or report filed for the purpose of updating such description.
Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document or other report that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.
We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the initial registration statement and prior to effectiveness of the registration statement, and subsequent to effectiveness of the registration statement and prior to such time as we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus. Information in such future filings updates and supplements the information provided in this prospectus. These documents include proxy statements and periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and, to the extent they are considered filed and except as described above, Current Reports on Form 8-K. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.
We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. If you would like to request documents from us, please send a request in writing or by telephone to us at the following address:
Oblong, Inc.
Corporate Secretary
25587 Conifer Road, Suite 105-231
Conifer, Colorado 80433
(303) 640-3838

Information on Our Website
Information on any Oblong website, any subsection, page, or other subdivision of any Oblong website, or any website linked to by content on any Oblong website, is not part of this prospectus and you should not rely on that information unless that information is also in this prospectus or incorporated by reference in this prospectus.

PROSPECTUS

Oblong, Inc.

3,000,000 SHARES OF COMMON STOCK

December 15, 2021